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                                                                     Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                            :
                                  :   CHAPTER 11
ONCO INVESTMENT COMPANY,          :
A DELAWARE CORPORATION, ET AL.,   :   JOINTLY ADMINISTERED
                        -----     :   CASE NO. 04-10558 (JBR)
             DEBTORS.             :

            SECOND AMENDED MODIFICATIONS TO SECOND AMENDED JOINT PLAN
             OF REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION
             ------------------------------------------------------

          The above-captioned debtors and debtors in possession (collectively, the "Debtors") hereby propose the following additions and modifications to the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (in the form dated as of July 30, 2004 and included in the contents of the solicitation packages distributed to certain creditors entitled to vote thereon, the "Plan"), pursuant to section 1127 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330, and Section XIII.C of the Plan:(1)

          1. Section I.A.60 of the Plan is modified and restated as follows:

               "New Warrants" means the warrants [exercisable for 30 days after the Effective Date to buy] to purchase New Common Stock on the terms set forth on Exhibit I.A.[60.] 60, which will be exercisable for 30 days after the later to occur of the Effective Date or the effectiveness of the Registration Statement.

          2. *Section I.A.96 of the Plan is deleted in its entirety as follows and replaced with the notation "[Intentionally Omitted]":


               ["Rights Offering" means the rights offering relating to the New Preferred Stock and conducted pursuant to the Registration Statement.]


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(1)      All modified and restated Plan provisions are marked to reflect the modifications thereto. In addition, sections of the Plan that have been added or further modified since the First Amended Modifications (D.I.
         1689) filed with the Court on September 28, 2004 are marked with an asterisk (*). These Second Amended Modifications were identified in open Court on October 4, 2004. Among other things, they reflect the Debtors' settlement with the objecting Shareholders that resolved the latter's objection to confirmation of the Plan.



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          3. *Section III.B.3.a of the Plan is modified and restated as follows:

               On the Effective Date, the Old Senior Secured Notes and the Old Senior Secured Notes Purchase Agreement will be Reinstated pursuant to
     Section I.A.91.b and section 1124(2) of the Bankruptcy Code, and any and all defaults thereunder shall be cured with a Cash payment equal to the accrued and unpaid interest (including paid-in-kind interest) on the Old Senior Secured Notes at the non-default rate through the Effective Date. Immediately thereafter, the Reinstated Old Senior Secured Notes will be redeemed and satisfied in full by the Reorganized Debtors with a Cash payment of 106% of principal amount of the Old Senior Secured Notes (which, for purposes of calculating the 6% prepayment premium, such principal amount shall include the paid-in-kind interest, including any paid-in-kind interest paid on the Effective Date in connection with Reinstatement), [plus the] and a Cash payment of any accrued and unpaid interest thereon at the non-default rate through the date of such payment, in accordance with the terms of the Old Senior Secured Notes Purchase Agreement.

          4. Section III.C.2 of the Plan is modified and restated as follows:

               Class 7 Claims (Old Senior Subordinated Note Claims) are impaired. The Old Senior Subordinated Note Claims are hereby allowed in the aggregate principal amount of $105,611,111.11. On the Effective Date (but subsequent to the redemption of the Reinstated Old Senior Secured Notes as described in this Article III), each holder of an Allowed Old Senior Subordinated Note Claim will receive in respect of such Allowed Claim against all of the Debtors its Pro Rata share of approximately 2,928,571 shares of New Common Stock [(and any accompanying Share Purchase Rights in accordance with the Share Purchase Rights Agreement and Section IV.I)].

          5. Section III.C.4 of the Plan is modified and restated as follows:

               Class 10 Interests (Old Common Stock of Oglebay) are impaired. [On the Effective Date, each] Each holder of an Allowed Interest on account of Old Common Stock of Oglebay will receive New Warrants to purchase one-tenth (1/10th) of a share of New Common Stock [(and any accompanying Share Purchase Rights in accordance with the Share Purchase Rights Agreement and Section IV.I)] for each share of Old Common Stock held on the Distribution Record Date. A holder of Old Common Stock of Oglebay who does not hold an Allowed Interest on the Distribution Record Date will not receive any New Warrants.

          6. *Section IV.C.3.a of the Plan is modified and restated as follows:

               Subject to Section IV.C.3.b, as of the Effective Date, each of the Reorganized Debtors will have authority to: (i) maintain, reinstate, amend,[or] revise or terminate existing employment, retirement, welfare, incentive, severance, indemnification and other

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     agreements with its active and retired directors, officers and employees, subject to the terms and conditions of any such agreement; (ii) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees;
     (iii) enter into and implement the Management Incentive Plan; and (iv) enter into, implement and make the initial grants under the Management Stock Plan. On the Effective Date, Reorganized Oglebay will enter into new change in control agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk, on the terms set forth in Exhibit IV.C.3.a. In addition, without limiting the generality of the foregoing, on the Effective Date, the Debtors will Reinstate, among other things, the TRA Supplemental Benefit Retirement Plan and the Oglebay Norton Company Supplemental Savings and Stock Ownership Plan.

          7. *Section IV.E.1 of the Plan is modified and restated as follows:

               1. PRESERVATION OF RIGHTS OF ACTION BY THE DEBTORS AND THE REORGANIZED DEBTORS[; RECOVERY ACTIONS]

               a. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and causes of action that the Debtor or the Estate may hold against any entity. Each Reorganized Debtor or its successor may pursue such retained claims, demands, rights, defenses or causes of action, as appropriate, in accordance with the best interests of such Reorganized Debtor or its successor holding such claims, demands, rights, defenses or causes of action.

               b. [On the Effective Date, the Debtors will be deemed to have released and abandoned the Recovery Actions.][Intentionally Omitted]

          8. *Section IV.E.3.a of the Plan is modified and restated as follows:

               Except as otherwise expressly set forth in the Plan (including with respect to Reinstated Claims), on and after the Effective Date, the Debtors are released from all Liabilities from the beginning of time.

          9. *Section IV.E.3.b of the Plan is deleted in its entirety as follows and replaced with the notation "[Intentionally Omitted]":

               [General Releases by Debtors and Reorganized Debtors]

               [Without limiting any other applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all entities who may purport to claim by, through, for or because of them, including any person appointed pursuant to section 1123(b)(3) to pursue Recovery Actions, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party.]

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          10. Section IV.F.2 of the Plan is modified and restated as follows:

               From and after the Effective Date, each of the Debtors' insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with [their] its terms and, to the extent applicable, shall be deemed assumed [or assumed and assigned] by the applicable [Debtor or] Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section [V.A of the Plan. Each insurance carrier under such insurance policies shall continue to honor and administer the policies with respect to] V.A of the Plan. Nothing in the Plan, including the injunction and release provisions of Sections IV.E.3, XI.A and XI.B of the Plan, shall affect, impair or prejudice the rights of the insurance carriers or the Reorganized Debtors under the insurance policies in any manner, and such insurance carriers and Reorganized Debtors shall retain all rights and defenses under such insurance policies, and such insurance policies shall apply to, and be enforceable by and against, the Reorganized Debtors in the same manner and according to the same terms and practices, if any, applicable to the Debtors, as existed prior to the Effective Date.

          11. Section IV.G.1 of the Plan is modified and restated as follows:

               Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Old Senior Subordinated Note Indenture and the Old Senior Subordinated Notes will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor; provided, however, that such cancellation of the Old Senior Subordinated Note Indenture and the Old Senior Subordinated Notes and the related distributions to holders of Claims in Class 7 as described in Article III shall only take effect after the redemption of the Reinstated Old Senior Secured Notes as described in Article III. The holders of the Old Senior Subordinated Notes will have no rights against the Debtors arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Old Senior Subordinated Note Claim until such Old Senior Subordinated Notes are received by the applicable Third Party Disbursing Agent to the extent required in Section VI.I. Upon the cancellation of the Old Senior Subordinated Note Indenture on the Effective Date as described herein, the Indenture Trustee shall have no further duties or obligations under such Indenture from and after the Effective Date, including, without limitation, any duties or obligations with respect to distributions to or for the benefit of the holders of the Old Senior Subordinated Notes under the Plan. Notwithstanding anything to the contrary contained herein, (a) the indemnification provisions relating to the Indenture Trustee in the Old Senior Subordinated Note Indenture shall survive until the entry of a Final Order resolving Adversary Proceeding No. 04-54122(JBR) in the Chapter 11 Cases, (b) any valid claims under such indemnification provisions that arise after Confirmation and prior to the Effective Date shall constitute an obligation of the Debtors, pursuant to the provisions of Article III.A.1.e. and (c) any valid claims under such indemnification

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     provisions that arise after the Effective Date shall constitute an obligation of the Reorganized Debtors.

          12. Section IV.G.2 of the Plan is modified and restated as follows:

               The Old Common Stock of Oglebay shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled securities and other documentation will have no rights arising from or relating to such securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan[; provided, however, that no exercise of a New Warrant distributed under the Plan will be recognized, and no shares of New Common Stock distributed to or on behalf of any holder of Old Common Stock of Oglebay exercising such New Warrant, until such Old Common Stock is received by Reorganized Oglebay or the applicable Third Party Disbursing Agent to the extent required in Section VI.I.].

          13. Section IV.H of the Plan is modified and restated as follows:

               Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and consistent with the treatment provided for Claims and Interests in Article III, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns. As of the Effective Date, the Reorganized Debtors shall be authorized to execute and file on behalf of creditors Form UCC-3 Termination Statements or such other forms as may be necessary or appropriate to implement the provisions of this Section IV.H. Notwithstanding the foregoing, any security interests or lien rights relating to Claims Reinstated under Article III of the Plan shall be retained and/or Reinstated on the Effective Date. In addition, notwithstanding the foregoing, on and after the Effective Date, the security interests of the holders of the Old Senior Secured Notes will continue in substantially all of the Debtors' or Reorganized Debtors' assets, as applicable, until the earlier to occur of: (1) the Old Senior Secured Notes are redeemed and satisfied in full in accordance with Old Senior Secured Notes Purchase Agreement, as contemplated by the Plan, or
     (2) the Bankruptcy Court enters a Final Order providing otherwise.

          14. Section IV.J of the Plan is modified and restated as follows:

               On the Effective Date, Reorganized Oglebay and certain of the New Equity Investors [may] shall enter into the New Registration Rights Agreement[. If the New Registration Rights Agreement is executed, each of the parties thereto will be bound thereby on and after the Effective Date.]

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          15. Section IV.K of the Plan is modified and restated as follows:

               The President and Chief Executive Officer, the Chief Financial Officer or any Vice President of each Debtor or Reorganized Debtor will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax, mortgage recording Tax or similar Tax: (1) the issuance, transfer or exchange of New Common Stock, New Warrants or New Preferred Stock; (2) the making of the New Equity Investment; (3) the creation of any mortgage, deed of trust, lien or other security interest; (4) the making or assignment of any lease or sublease; (5) the execution and delivery of the Confirmation Facility; (6) any Restructuring Transaction; or (7) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, or assignments executed in connection with any of the foregoing or pursuant to the Plan.

          16. Section VI.A of the Plan is modified and restated as follows:

               Except as otherwise provided in this Article VI, distributions of Cash[,] and New Common Stock [and] to be made on the Effective Date and distributions of New Warrants to be made on the Effective Date or thereafter to holders of Claims or Interests as provided by Article III or
     Article V that are allowed as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date or, with respect to New Warrants, 15 days after the later to occur of the Effective Date or the effectiveness of the Registration Statement; or (2) with respect to any particular Claim, such later date when the applicable conditions of Section V.B (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2 (regarding undeliverable distributions) or Section VI.I (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VII.C.

          17. Section VI.D.1.b.ii of the Plan is modified and restated as follows:

               With respect to the Allowed Old Senior Subordinated Note Claims, on the Effective Date (or as soon as practicable thereafter in accordance with Section VI.A), the Reorganized Debtors will distribute the New Common Stock on account of the Allowed Old Senior Subordinated Note Claims to DTC, which is the sole record holder of the Old Senior Subordinated Notes; provided, however, that such distribution shall be made only after the redemption of the Reinstated Old Senior Secured Notes as described in
     Article III. DTC then will distribute the New Common Stock in accordance with the Plan to the holders of the Allowed Old Senior Subordinated Note Claims who surrender

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     the Old Senior Subordinated Notes to DTC in accordance with Sections
     IV.G.1 and VI.I and DTC procedures. For purposes of distributions under this Section, DTC shall be considered a Disbursing Agent.

          18. Section VI.D.1.b.iv of the Plan is modified and restated as follows:

               [Subject to the requirements of Section VI.I, distributions] Distributions to holders of Allowed Interests on account of Old Common Stock of Oglebay will be made by a Disbursing Agent at the address of such record holder listed with the registrar or transfer agent for such Interest, to be provided by such registrar or transfer agent to the Disbursing Agent within five Business Days after the Distribution Record Date.

          19. Sections VI.I.4, VI.I.5 and VI.I.6 of the Plan are deleted in their entirety as follows:

               [4. Tender of Old Common Stock of Oglebay]

               [Except as provided in Section VI.I.5 for lost, stolen, mutilated or destroyed Old Common Stock of Oglebay, each holder of any such Old Common Stock not held through book entry must tender such Old Common Stock to Reorganized Oglebay in accordance with a letter of transmittal to be provided to such holders by Reorganized Oglebay as promptly as practicable following the Effective Date. All surrendered Old Common Stock of Oglebay will be marked as canceled and delivered to Reorganized Oglebay.]

               [5. Lost, Stolen, Mutilated or Destroyed Old Common Stock of Oglebay]

               [Any holder of an Allowed Interest on account of Old Common Stock of Oglebay with respect to which the underlying Old Common Stock of Oglebay certificate has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such certificate, deliver to Reorganized Oglebay: (a) evidence satisfactory to Reorganized Oglebay of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by Reorganized Oglebay to hold Reorganized Oglebay harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Old Common Stock. Upon compliance with this Section VI.I.5 by a holder of an Allowed Interest on account of Old Common Stock of Oglebay, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable stock certificate.]

               [6. Failure to Surrender Old Common Stock of Oglebay]

               [Any holder of an Allowed Interest on account of Old Common Stock of Oglebay not held through book entry that fails to surrender or is deemed not to have surrendered the applicable stock certificate by the deadline to exercise the New Warrant will have its right to exercise the New Warrant or to receive distributions pursuant to the Plan on account of its Allowed Interest discharged and will be forever barred from]

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     [asserting any such Interest or related Claims against the Reorganized
     Debtors or their respective property.]

          20. *Section VII.A.3 of the Plan is modified and restated as follows:

               The resolution of Disputed Claims that also are Insured Claims, including Tort Claims, pursuant to this Section VII.A shall be subject to the provisions of Section IV.F of the Plan.

          21. Section XI.A.1 of the Plan is modified and restated as follows:

               Except as provided in the Plan (including with respect to Reinstated Claims) or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan (including with respect to Reinstated Claims) or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of the Old Common Stock of Oglebay: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not
     (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of holders of Interests in the Debtors.

          22. Section XI.B of the Plan is deleted in its entirety and replaced with the following modified language:

               As of the Effective Date, except as provided in the Plan (including with respect to Reinstated Claims) or the Confirmation Order or agreed to by the Debtors or the Reorganized Debtors, all entities and persons that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are discharged or released or an Interest or other right of a holder of an Interest that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following enforcement actions against the Debtors, the Reorganized Debtors, any released party or any of their respective property on account of any such discharged or released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding, other than litigation related to Reinstated Tort Claims; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, other than with respect to litigation related to Reinstated Tort Claims; (c) creating, perfecting or enforcing any lien or encumbrance (except with respect to any Reinstated liens); (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation

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     due to any Debtor, Reorganized Debtor or released entity; and (e)
     commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

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Dated:  November 12, 2004           Respectfully submitted,

                                    ONCO INVESTMENT COMPANY, on its own behalf and on behalf of each affiliate Debtor


                                    By:      /s/ Rochelle F. Walk
                                    Name:    Rochelle F. Walk
                                    Title:   Vice President and Secretary

COUNSEL:

Daniel J. DeFranceschi (DE 2732)
Paul N. Heath (DE 3704)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700 (Telephone)
(302) 658-6548 (Facsimile)

         - and -

David G. Heiman (OH 0038271)
Heather Lennox (OH 0059649)
Carl E. Black (OH 0069479)
JONES DAY
901 Lakeside Avenue
North Point
Cleveland, Ohio 44114
(216) 586-3939 (Telephone)
(216) 579 0212 (Facsimile)

Michelle Morgan Harner
JONES DAY
77 West Wacker
Chicago, Illinois  60601
(312) 269-4289 (Telephone)
(312) 782-8585 (Facsimile)

ATTORNEYS FOR DEBTORS
AND DEBTORS IN POSSESSION



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